Exhibit 5.1

K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

June 16, 2016

BioTime, Inc.
1010 Atlantic Avenue
Suite 102
Alameda, California 94501

Ladies and Gentlemen:

We have acted as counsel for BioTime, Inc., a California corporation (the “Company”), in connection with the proposed offering and sale by the Company of up to 8,420,502 shares (the “Shares”) of the Company’s Common Stock, no par value per share, pursuant to the Registration Statement on Form S-3 (No. 333-201824) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company on February 2, 2015 and declared effective by the Commission on February 12, 2015, the related base prospectus dated February 12, 2015 (the “Base Prospectus”) and the prospectus supplement dated June 16, 2016 (together with the Base Prospectus, the “Prospectus”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the Shares thereunder.  For purposes of rendering such opinion, we have examined the Prospectus, the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the California Corporations Code, including the applicable provisions of the California Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the related prospectus supplement under the caption “Legal Matters.”  In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP